EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Annual Report of Acacia Research Corporation on Form 10-K/A of our report dated March 9, 2018, with respect to our audits of the consolidated financial statements of Veritone, Inc. as of December 31, 2017 and 2016 and for the years then ended, which report is included in the Annual Report on Form 10-K of Veritone, Inc. for the year ended December 31, 2017.

/s/ Marcum LLP

Marcum LLP
Irvine
April 2, 2018